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                                                                    Exhibit 11
                                                                    ----------
                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
     (Dollars in millions, except per share amounts; shares in thousands)

                                           For the Year Ended December 31
                                               1993       1992      1991
                                           ------------------------------

Net income (loss) ........................  $(1,504)    $1,142  $  1,015

Tax benefit of dividends paid to employee
  stock ownership plans * ................        -          -        15
                                            --------  --------  --------

Earnings (loss) for per share calculations  $(1,504)    $1,142  $  1,030
                                            ========  ========  ========

Weighted average number of common
   shares outstanding ....................  414,171    402,977   400,023

Common stock equivalent shares
   applicable to stock options ...........    1,172        652       889
                                            --------  --------  --------

Total number of shares for computing
   primary earnings per share ............  415,343    403,629   400,912

Incremental shares for computing fully
   diluted earnings per share ............      538         59       108
                                            --------  --------  --------
Total number of shares for computing
   fully diluted earnings per share ......  415,881    403,688   401,020
                                            ========  ========  ========

Earnings (loss) per common share
   (as reported)..........................  $ (3.63)   $  2.83   $  2.58
Primary earnings (loss) per share ........  $ (3.62)   $  2.83   $  2.57
Fully diluted earnings (loss) per share ..  $ (3.62)   $  2.83   $  2.57


* The 1991 earnings per share calculations include the tax benefit of the Corporation's employee stock ownership plans which is primarily derived from the leveraged employee stock ownership trust formed by the Corpora-tion in December 1989. The tax benefit is not applicable in 1993 and 1992 due to the Corporation's adoption, effective January 1, 1992, of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

Earnings per share amounts for the three-years ended December 31, 1993, as reported in the Consolidated Statements of Income, were based on the weighted average number of common shares outstanding for the respective years. Primary and fully diluted earnings per share amounts were not shown in the Consolidated Statements of Income, as they differ from the reported earnings per share amounts by less than three percent.